CONFORMED COPY


                   FTX GUARANTY AGREEMENT


        FTX GUARANTY AGREEMENT dated as of July 17, 1995 by
Freeport-McMoRan Inc., a Delaware corporation (including its successors, "FTX").

        WHEREAS in connection with the spin-off of Freeport-
McMoRan Copper & Gold Inc., a Delaware corporation ("FCX") from FTX, each of FTX and FCX has agreed that it will provide a partial guaranty of the FMPO Loans, the FMPO Notes and the Circle C Notes (as hereinafter defined).

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FTX agrees as follows:


                          ARTICLE I

                          GUARANTY

        SECTION 1.01   Definitions. The following terms, as
used herein, have the following meanings:

        "Credit Documents" means (i) the FMPO Credit
Agreement dated as of June 30, 1995 (as the same may be amended from time to time, the "FMPO Credit Agreement") among FM Properties Operating Co., a Delaware general partnership ("FMPO"), FTX, FCX, the banks listed on the signature pages thereof, Chemical Bank, as administrative agent thereunder and The Chase Manhattan Bank, as documentary agent thereunder, (ii) the Second Amended and Restated Note Agreement dated as of June 30, 1995 (as the same may be amended from time to time, the "Pel-Tex Note Agreement") among FMPO, FTX and FCX, as guarantors, Hibernia National Bank, as agent and Hibernia National Bank and Chemical Bank, as banks, and any notes issued thereunder (the "FMPO Notes") and (iii) the Circle C Credit Agreement dated as of February 6, 1992 between Circle C Land Corp., a Texas corporation ("Circle C") and Texas Commerce Bank National Association as amended by six amendments dated June 11, 1992, November 16, 1992, May 5, 1993, September 1, 1993,
February 2, 1994 and July 17, 1995 respectively (as the same may be further amended from time to time, the "Circle C Credit Agreement") and any note issued thereunder (each a "Circle C Note") in each case as amended from time to time.

        "FCX Guaranty" means the guarantee of FCX as set forth in the FCX Guaranty Agreement dated as of July 17, 1995 by FCX.

        "FCX Guaranty Limit" means $90,000,000 subject to reduction pursuant to Section 2.02 of the FCX Guaranty
Agreement.

        "FMPO Loan" means each Loan made under the FMPO
Credit Agreement.

        "FMPO Obligations" means the principal of and interest on each (i) FMPO Loan, (ii) FMPO Note and (iii) Circle C Note; provided that in no event shall the aggregate principal amount of the FMPO Loans exceed $50,000,000, the aggregate principal amount of the FMPO Notes exceed $68,000,000 (or any amount thereof once repaid be reborrowed) or the aggregate principal amount of the Circle C Notes exceed $40,811,428.

        "FTX Basic Guaranty Limit" means $45,000,000 subject to reduction pursuant to Section 2.02.

        "FTX Excess Guaranty Limit" means $23,811,428 subject to reduction pursuant to Section 2.02.

        "Pro Rata Share" means, as to the FMPO Loans, the FMPO Notes and the Circle C Notes, the outstanding principal amount of the FMPO Loans, the FMPO Notes or the Circle C Notes, as the case may be, as a percentage of the aggregate outstanding principal amount of the FMPO Loans, the FMPO Notes and the Circle C Notes.

        SECTION 1.02.  The Guaranty.   Subject to the
provisions of Article II, FTX hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety, the due and punctual payment when and as due
(whether at stated maturity, by notice of prepayment, upon acceleration or otherwise) of the FMPO Obligations, and subject to Section 2.03, FTX shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the respective Credit Document. This Guaranty is a guaranty of payment when due and not of collection.
FTX hereby waives presentment to, demand of payment from, notice of intent to accelerate to, notice of acceleration to, notice of protest and dishonor to, and protest to FMPO or Circle C of any of the FMPO Obligations, and also waives notice of acceptance of this Guaranty and notice of protest for nonpayment.

        SECTION 1.03.  Guaranty Unconditional.  Subject to
the provisions of Article II, the obligations of FTX
hereunder shall be unconditional and absolute and, without
limiting the generality of the foregoing, shall not be
released, discharged or otherwise affected by:

        (i) any rescission, extension, renewal, settlement, compromise, waiver or release in respect of any obligation of FMPO or Circle C under the Credit
   Documents, by operation of law or otherwise;

        (ii) any modification or amendment of or supplement to the Credit Documents;

        (iii) any guarantee or any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of FMPO or Circle C under the Credit Documents;

        (iv) any change in the corporate existence, structure or ownership of FMPO or Circle C, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting FMPO or Circle C or their respective assets or any resulting release or discharge of any obligation of FMPO or Circle C contained in the Credit Documents;

        (v) the existence of any claim, set-off or other rights which FTX may have at any time against FMPO or Circle C, any Agent, any Bank or any other corporation or person, whether in connection herewith or any unrelated transactions, provided subject to any subordination agreements relating to any such claims, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

        (vi) any invalidity or unenforceability relating to or against FMPO or Circle C for any reason of the Credit
   Documents, or any provision of applicable law or regulation purporting to prohibit the payment by FMPO or Circle C of the FMPO Obligations or any other amount payable by FMPO or Circle C under the Credit Documents;

        (vii) any other act or omission to act or delay of any kind by FMPO or Circle C, any beneficiary of this Guaranty or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to FTX's obligations hereunder or to the FMPO Obligations;

        (viii) any failure of any beneficiary of this Guaranty to assert any claim or demand or to enforce any right or remedy against FMPO or Circle C under the provisions of the Credit Documents, the FCX Guaranty, any other security document, any intercreditor document or any other loan document; or

        (ix)  any failure of any beneficiary of this
   Guaranty to exercise any right or remedy against any other guarantor (including any subsidiary) of the FMPO
   Obligations.

        SECTION 1.04. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. FTX's obligations hereunder shall remain in full force and effect until the earlier of the date on which (x) the commitments under the Credit Documents shall have terminated and the FMPO Obligations shall have been indefeasibly paid in full or (y) indefeasible payments made hereunder with respect to principal equal to the FTX Basic Guaranty Limit plus the FTX Excess Guaranty Limit and all corresponding amounts of interest have likewise been paid. If at any time any FMPO Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of FMPO or Circle C or otherwise, FTX's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

        SECTION 1.05.  Waiver by the Guarantor.  FTX
irrevocably waives acceptance hereof, presentment, demand, protest, notice of intent to accelerate, notice of acceleration and any notice not provided for herein, as well as any requirement that at any time any action be taken by any beneficiary of this Guaranty, corporation or person against FMPO, Circle C or any other entity or person.

        SECTION 1.06. Subrogation. Upon making any payment with respect to FMPO or Circle C hereunder, FTX shall be subrogated to the rights of the payee against FMPO or Circle C with respect to such payment; provided that FTX shall not enforce any payment by way of subrogation until all FMPO Obligations and all other amounts payable by FMPO or Circle C under the Credit Documents have been paid in full and all commitments to lend thereunder have been terminated.

        SECTION 1.07.  Stay of Acceleration.  If
acceleration of the time for payment of any FMPO Obligation or any other amount payable by FMPO or Circle C under the Credit Documents is stayed upon the insolvency, bankruptcy or reorganization of FMPO or Circle C, all such amounts otherwise subject to acceleration under the terms of the Credit Documents shall nonetheless be payable by FTX hereunder as if no such stay was in effect.


                         ARTICLE II

                       GUARANTY LIMIT

        SECTION 2.01. Guaranty Limit. FTX shall be liable under this Guaranty Agreement with respect to principal of the FMPO Obligations for an amount equal to the FTX Basic Guaranty Limit plus the FTX Excess Guaranty Limit and at any time the amount to which the holders of the FMPO Loans, FMPO Notes and Circle C Notes are entitled hereunder shall be limited to their respective Pro Rata Shares of the FTX Basic Guaranty Limit plus the FTX Excess Guaranty Limit, together with interest accrued and unpaid thereon.

        SECTION 2.02. Reduction of Guaranty Limit. Upon indefeasible payment of any principal amount of the FMPO Notes or, in the case of FMPO Loans or the Circle C Notes, the permanent reduction of the commitments with respect thereto (with corresponding repayment such that principal amount does not exceed such reduced commitments) thereof,
(i) the FTX Excess Guaranty Limit shall be automatically reduced by an amount equal to such payment on the FMPO Notes or reduction in such commitments, (ii) if the FTX Excess Guaranty Limit has been reduced to zero, the FCX Guaranty Limit shall be automatically reduced by an amount equal to such payment or reduction in commitments in excess of the amount necessary to reduce the FTX Excess Guaranty Limit to zero and (iii) if both the FTX Excess Guaranty Limit and the FCX Guaranty Limit have been reduced to zero, the FTX Basic Guaranty Limit shall be automatically reduced by an amount equal to such payment or reduction in commitments in excess of the amount necessary to reduce the FTX Excess Guaranty Limit and the FCX Guaranty Limit to zero.

        SECTION 2.03. Demand Made Last With Respect To FTX Excess Guaranty Limit. Notwithstanding anything herein to the contrary, so long as no Guarantor Default has occurred and is continuing, no demand shall be made hereunder with respect to the FTX Excess Guaranty Limit until (i) no amount is available hereunder with respect to the FTX Basic Guaranty Limit and (ii) no amount is available hereunder with respect to the FCX Guaranty Limit. For purposes hereof, a Guarantor Default means a default under subsection 7.1(a), (b), (g) or (h) of the Credit Agreement dated as of June 30, 1995 among Freeport-McMoRan Resource Partners, Limited Partnership, FTX, the banks party thereto, Chemical Bank, as administrative agent and collateral agent and The Chase Manhattan Bank, as documentary agent or subsection 7.1(a), (b), (g) or (h) of the Credit Agreement dated as of June 30, 1995 among P.T. Indonesia Company, FCX, the banks party thereto, First Trust, National Association, as FI Trustee, Chemical Bank as Administrative Agent and as FCX Collateral Agent, and the Chase Manhattan Bank (National Association), as Documentary Agent.


                         ARTICLE III

               REPRESENTATIONS AND WARRANTIES

        SECTION 3.01    Corporate and Governmental
Authorization; No Contravention. FTX hereby represents and warrants to the holders of the FMPO Obligations that the execution, delivery and performance by FTX of this Guaranty Agreement are within FTX's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of FTX or of any agreement, judgment, injunction, order, decree or other instrument binding upon FTX and will not cause or result in imposition of any lien on any asset of FTX.

        SECTION 3.02   Binding Effect.  This Guaranty
Agreement constitutes a valid and binding agreement of FTX enforceable in accordance with its terms. This Guaranty
Agreement shall inure to the benefit of present and future holders of the FMPO Obligations.


                         ARTICLE IV

                        MISCELLANEOUS

        SECTION 4.01  Governing Law; Submission to
Jurisdiction. This Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of New York. FTX hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Guaranty
Agreement. FTX irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        SECTION 4.02  Waiver of Jury Trial.  FTX hereby
irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Guaranty
Agreement.

        SECTION 4.03 No Waiver by Delay. No delay or omission to exercise any right or power accruing under any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

        SECTION 4.04  Notices.  All notices, requests and
other communications shall be in writing (including facsimile transmission or similar writing) and shall be mailed or sent by the sending party to: (i) in the case of FTX, at its address set forth on the signature page hereof or as otherwise notified to the beneficiaries of this Guaranty or (ii) in the case of any other party, at its address provided for in the Credit Documents.

        IN WITNESS WHEREOF, FTX has caused this Guaranty
Agreement to be duly executed by R. Foster Duncan, Treasurer, as of the day and year first above written.


                                           FREEPORT-McMoRan INC.


                                           By: /s/ R. Foster Duncan
                                               Name: R. Foster Duncan
                                               Title:Treasurer

                                               1615 Poydras Street
                                               New Orleans, LA  70112
                                               Attention: R. Foster Duncan
                                                          Treasurer